                                                                      EXHIBIT 12

                  RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                               YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                         2000           1999           1998           1997           1996
                                                     -----------    -----------    -----------    -----------    -----------
Income from continuing operations ................   $   771,136    $ 1,674,523    $  (278,368)   $   389,862    $   408,284

Income taxes for continuing operations ...........       377,064        915,973        (82,563)       214,188        208,328

Capitalized interest .............................       (44,565)       (18,942)        (6,023)        (2,872)        (2,598)
                                                     -----------    -----------    -----------    -----------    -----------

                                                       1,103,635      2,571,554       (366,954)       601,178        614,014
                                                     -----------    -----------    -----------    -----------    -----------

Fixed charges, as defined:

   Interest ......................................       700,083        498,451        502,432        384,928        299,832

   Capitalized interest ..........................        44,565         18,942          6,023          2,872          2,598

   Distribution on trust preferred securities ....        54,358         51,220         29,201         26,230             --

   Preference security dividend requirements
     of subsidiary ...............................            --             --             --          3,495         34,070

   Interest component of rentals charged to
     operating expense ...........................        20,580         11,777          8,707          5,069            401
                                                     -----------    -----------    -----------    -----------    -----------

   Total fixed charges ...........................       819,586        580,390        546,363        422,594        336,901
                                                     -----------    -----------    -----------    -----------    -----------

Earnings, as defined .............................   $ 1,923,221    $ 3,151,944    $   179,409    $ 1,023,772    $   950,915
                                                     ===========    ===========    ===========    ===========    ===========

Ratio of earnings to fixed charges ...............          2.35           5.43             --           2.42           2.82
                                                     ===========    ===========    ===========    ===========    ===========

     In 1998 earnings were inadequate to cover fixed charges by $367 million. This deficiency results from the pre-tax $1.2 billion non-cash, unrealized accounting loss recorded for our indexed debt securities obligation. Excluding the effect of the non-cash, unrealized accounting loss, the ratio of earnings from continuing operations to fixed charges would have been 2.48.